Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Hesperos, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	457(o)			$20,000,000	0.0000927	$1,854.00
	Equity	Representative’s Warrants (1) (2)	457(g)			—	—	—
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share, issuable upon exercise of Representative’s Warrants (3)	457(o)			1,250,000	0.0000927	115.88
	Equity	Common stock, par value $0.0001 per share (4)	457(o)			3,000,000	0.00011020	330.60
	Equity	Common stock, par value $0.0001 per share, issuable upon exercise of Representative’s Warrants (3) (4)	457(o)			187,500	0.00011020	20.66

		Total Offering Amounts				$24,437,500		$2,321.14
		Total Fees Previously Paid						$1,969.88
		Total Fee Offsets						$—
		Net Fee Due						$351.26

(1)	No fee required pursuant to Rule 457(g).
(2)	We have agreed to issue to the representative of the several underwriters, who we refer to as the representative, warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering.
(3)	The warrants are exercisable for a price per share equal to 125% of the public offering price. Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(4)	Includes aggregate principal amount of common stock issuable upon the exercise of the underwriters’ over-allotment option.